UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934.

Date of Report: December 5, 2014 (Date of earliest event reported)

Oragenics, Inc.

(Exact name of registrant as specified in its charter)

FL	001-32188	59-3410522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4902 Eisenhower Boulevard, Suite 125 Tampa, FL	33634
(Address of principal executive offices)	(Zip Code)

813-286-7900

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(e)	Compensatory Arrangements of Certain Officers.

Executive Officer Compensation. On December 5, 2014, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Oragenics, Inc. (the “Company”) authorized increases in the annual salary for the Company’s named executive officers currently employed with the Company in the amounts set forth below.

Employee	Current Annual Salary	Increase	New Annual Salary
Michael Sullivan	$204,000.00	$15,000.00	$219,000.00
Dr. Martin Handfield	$183,600.00	$12,000.00	$195,600.00

The foregoing changes are effective commencing January 1, 2015.

On December 5, 2014 the Board of Directors also met and approved a change in Dr. Handfield’s title from Vice President, Research and Development to Senior Vice President of Discovery Research.

The Compensation Committee had previously approved a 2014 cash bonus program which included the Company’s Chief Financial Officer, Michael Sullivan. Under such cash bonus program Mr. Sullivan was eligible for cash bonuses in 2014 of up to 25% of his base salary. The Compensation Committee approved an increase in the potential for cash bonuses for Mr. Sullivan up to 35% of his base salary for Fiscal year 2015 and such increase is to be a part of the 2015 cash bonus plan when such plan is subsequently approved by the Compensation Committee.

Award of Stock Options.

On December 8, 2014, the Compensation Committee approved various awards to employees, which included awards to each of Mr. Sullivan and Dr. Handfield, of options to purchase 40,000 shares of Company common stock under the Company’s 2012 Equity Incentive Plan at an exercise price of $0.88 per share, the closing price on the December 8, 2014, the date of grant. The options are subject to time-based vesting in equal annual installments over a two-year period on the first and second anniversaries of the date of the grant, provided that the recipient remains employed with the Company through the vesting dates. The stock option awards are subject to the standard terms and conditions of the Company’s form of stock option agreement which includes earlier vesting upon a change in control of the Company.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on this 10th day of December, 2014.

ORAGENICS, INC.
(Registrant)

BY:	/s/ Michael Sullivan
Michael Sullivan
Chief Financial Officer